Filed pursuant to Rule 433

Registration No. 333-133007

April 14, 2008

HSBC USA Inc.

$1.5 billion Floating Rate Extendible Notes

Final Terms of Floating Rate Extendible Notes

Issuer:	HSBC USA Inc. (the “Company”)
Sole Manager:	HSBC Securities (USA) Inc.
Type of Note:	Floating Rate Extendible Notes
Ratings:	Aa3/AA-/AA(Stable Outlook / Stable Outlook / Stable Outlook)
Initial Aggregate Principal Amount:	$1.5 billion
Authorized Denominations:	$100,000 or any increments of US$1,000 in excess thereof.
Trade Date:	April 14, 2008
Settlement Date:	April 21, 2008
Initial Maturity Date:	May 15, 2009, or if such day is not a business day, the immediately preceding business day
Final Maturity Date:	April 15, 2013, or if such day is not a business day, the immediately preceding business day
Extension Right:

A holder of Extendible Floating Rate Notes may elect to extend the Initial Maturity Date or any later maturity of all such Extendible Floating Rate Notes or a portion thereof having a principal amount of US$100,000 or any multiple of US$1,000 in excess thereof during the notice period relating to each Election Date (as defined below), so that the maturity thereof will be extended to the date occurring 366 calendar days from and including the 14th calendar day of the next succeeding month following such Election Date. However, if that 366th calendar day is not a business day the maturity of those Extendible Floating Rate Notes will be extended to the immediately preceding business day. If a holder of Extendible Floating Rate Notes elects to extend the maturity of only a portion of such Extendible Floating Rate Notes, the principal amount of the Extendible Floating Rate Notes not so extended must also be in an Authorized Denomination.

Election Dates:	The election dates will the 14th calendar day of each January, April, July and October beginning on July 14, 2008 through and including April 14, 2012, whether or not such day is a business day.
Issue Price:	100%
Gross Fees:	0.175%
Price to Issuer:	99.825%

Net Proceeds to Issuer:	$1,497,375,000
Coupon:

3-month LIBOR plus the applicable spread (as described below) reset and payable quarterly on an Actual/360 day count basis subject to adjustment in accordance with the Modified Following Business Day convention

Trustee:	Wells Fargo Bank, National Association
Interest Rate Calculation:

The rate of interest for the Extendible Floating Rate Notes for each interest period shall be a per annum rate (the “Interest Rate”) equal to LIBOR for such Interest Period plus the relevant Spread for such Interest Period. The “Spread” for any Interest Period shall be determined as of the first day of the relevant Interest Period based on the table below.

	For Interest Payment Dates Occurring	Spread

From the issuance date, to but excluding April 14, 2009............40 basis points

From April 14, 2009, to but excluding April 14, 2010..............42 basis points

From April 14, 2010, to but excluding April 14, 2011..............44 basis points

From April 14, 2011, to but excluding April 14, 2012..............46 basis points

From April 14, 2012, to but excluding April 15, 2013..............48 basis points

The Interest Rate in effect for the period from April 21, 2008 to but excluding July 14, 2008 will be LIBOR (as determined on April 17, 2008) plus 0.40%.

Interest Payment Dates:	The 14th of each January, April, July and October, commencing July 14, 2008 subject to the day count convention and the applicable maturity date.
Settlement:	Unless otherwise agreed to, same day basis, in immediately available funds
CUSIP:	40428HNX6. Each non-extendible substitute note will have a separate CUSIP number.
ISIN:	US40428HNX60. Each non-extendible substitute note will have a separate ISIN number.
Common Code:	To be obtained.
Paying Agent and Securities Registrar:	HSBC Bank USA, N.A.
Calculation Agent:	HSBC Bank USA, N.A.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-811-8049.

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